UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 31, 2013

Quiksilver, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14229	33-0199426
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

15202 Graham Street, Huntington Beach, CA	92649
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(714) 889-2200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 31, 2013, subsidiaries of Quiksilver, Inc. (the “Company”), Na Pali S.A.S. (“Na Pali”), Emerald Coast S.A.S., Kauai GmBH, Lanai Ltd. and Sumbawa SL (collectively, the “EMEA Subsidiaries”), entered into a €60 million agreement with Eurofactor, a French financial institution (the “Agreement”), pursuant to which Eurofactor agreed to provide financing secured by the EMEA Subsidiaries’ trade receivables that meet certain eligibility criteria . In addition, Na Pali agreed to transfer certain existing credit insurance policies to Eurofactor.

Eurofactor is providing the financing under the Agreement at customary fees, including a factoring fee of 0.10% per annum calculated on the aggregate amount of eligible receivables and a financing fee of 3-month Euribor plus 0.65% per annum.

Na Pali is jointly and severally liable for the obligations of the other EMEA Subsidiaries’ obligations under the Agreement. The EMEA Subsidiaries (other than Na Pali) are jointly and severally liable for the obligations of the other EMEA Subsidiaries, provided that the liability of such other EMEA Subsidiaries shall not exceed €20 million in the aggregate.

The Agreement has an initial term of three years and is automatically extended for an indefinite period of time until terminated by either party. Na Pali may terminate the Agreement at any time during the initial three year term.

The Agreement does not contain any financial covenants.

The above description of the Agreement is qualified in its entirety by reference to the Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is hereby incorporated by reference into this Item 2.03, insofar as it relates to the creation of a direct financial obligation.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description

10.1	English Translation of Agreement, dated as of October 31, 2013, by and among Na Pali S.A.S., Emerald Coast S.A.S., Kauai GmBH, Lanai Ltd., Sumbawa SL and Eurofactor.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 6, 2013	Quiksilver, Inc.
(Registrant)

	By:	/s/ Richard Shields
Richard Shields
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	English Translation of Agreement, dated as of October 31, 2013, by and among Na Pali S.A.S., Emerald Coast S.A.S., Kauai GmBH, Lanai Ltd., Sumbawa SL and Eurofactor.